Exhibit 99.1

RESTRICTED STOCK UNIT AGREEMENT

(Time Based French RSU Award)

Granted by

Exa Corporation

Under the 2017 Stock Incentive Plan

French Sub-plan

Exa Corporation (the “Company”) hereby grants to the person named below (the “Recipient”) restricted stock units (“Restricted Stock Units”), with each such unit representing the right to receive one share of Stock, pursuant to the terms set forth below (the “French RSU Award” or the “Award”) The Award is and shall be subject in every respect to the provisions of the Company’s 2017 Stock Incentive Plan and French Sub-plan, as amended from time to time (collectively, the “Plan”), which is incorporated herein by reference and made a part hereof. The Recipient hereby accepts this Award subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Recipient and his or her heirs and legal representatives. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.

1.	Name of Recipient:

2.	Date of Grant:

3.	Maximum Number of Restricted Stock Units:

4.	Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the schedule set forth in Appendix A, conditioned upon the Recipient’s continued employment with the Company as of each Vesting Date; provided however that in the event that the Recipient’s employment terminates by reason of death or Disability, this Award shall become 100% vested on the date of such termination.

5.	Payment. Upon each vesting date, the Recipient shall receive one share of Stock for each vested Restricted Stock Unit; provided, however, that the number of shares issued may be reduced by the number of shares sufficient to satisfy the minimum tax withholding obligations as set forth in Section 6 below.

6.	Withholding. Upon the settlement of Restricted Stock Units pursuant to Section 5 above, the Company shall withhold from issuance a number of shares sufficient to satisfy all taxes of any kind required by law to be withheld with regard to such settlement. In the alternative, Recipient shall have the option to receive 100% of the vested shares provided that he or she notifies the Company prior to the vesting date and subsequently provides the Company a cash payment equal to such taxes.

7.	No Rights to Shares or as a Stockholder. The Recipient shall not have any right in, or with respect to, any of the shares of Stock issuable under the Award (including voting rights) unless and until the Award vests and is settled by issuance of the shares to the Recipient.

8.	Nontransferability. The Restricted Stock Units are personal to the Recipient and shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.

9.	Termination of Employment. If the Recipient’s employment with the Company is terminated for any reason, other than death or Disability, all unvested Restricted Stock Units shall immediately terminate and be of no further force or effect.

10.	Holding Period. During the one-year period following each Vesting Date the Recipient may not sell or loan any shares issued upon such Vesting Date; provided however that this Holding Period will not be applicable for any issued shares delivered on or following the second anniversary of the Date of Grant of this Award.

11.	Black-out Periods. Following the expiration of the Holding Period, shares issued pursuant to this French RSU Award cannot be sold: (i) during the ten trading days preceding and the three trading days following the date on which the Company’s consolidated accounts or the Company’s annual accounts are made public; (ii) between the date when the Board is aware of information which, if made public, could have a significant impact on the share price of the Stock, and the tenth trading session after such information is made public; and (iii) at any time during which the Recipient has non public material information about the Company and such sale would violate any applicable securities laws of the United States of America or France.

12.	Restrictions on Sale. The Committee has determined, pursuant to Subsection (g) of the French Sub-plan, that the Recipient shall not be required to retain any shares issued pursuant to this French RSU Award to the end of his or functions.

13.	Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Exa Corporation, 55 Network Drive, Burlington, MA 01803, attention of the chief financial officer, or such other address as the Company may hereafter designate.

Any notice to be given to the Recipient hereunder shall be deemed sufficient if addressed to and delivered in person to the Recipient at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Recipient at such address.

IN WITNESS WHEREOF, the parties have executed this Award, or caused this Award to be executed, as of the Date of Grant.

Exa Corporation

By:

By signing and returning this document providing for the terms and conditions of the French Award, I confirm having read and understood the documents referenced in this Agreement, includng the Award agreement itself, the Exa Corporation 2017 Stock Incentive Plan and the French sub-plan, which were made available to me in the English language. I accept the terms of those documents accordingly.

En signant et renvoyant le présent document décrivant les termes et conditions de mon attribution, je confirme avoir lu et compris les documents relatifs à cette attribution ((le contrat d’attribution, le plan général d’actionnariat salarié de Exa Corporation adopté en 2017 et son sous-plan français) qui m’ont été communiqués en langue anglaise. J’en accepte les termes en connaissance de cause.

[Name of Recipient]

APPENDIX A

Vesting Schedule

Percentage of Restricted Stock Units Vested		Number of Units Vesting	Vesting Date
[ ]	%

Except in the case of the death or Disability of the Recipient, no portion of this French RSU Award may vest until at least the first anniversary of the Date of Grant.